Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements filed by Howard Bancorp, Inc. on Form S-3 (No. 333-205476) and Forms S-8 (Nos. 333-187714, and 333-191938) of our report dated March 29, 2016 with respect to the audit of the consolidated balance sheets of Howard Bancorp, Inc. as of December 31, 2015 and 2014, and the related statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for the years ended December 31, 2015 and 2014, which appears in the Annual Report on Form 10-K of Howard Bancorp, Inc. for the year ended December 31, 2015.

Baltimore, Maryland

March 30, 2016

Suite 200, 809 Glen Eagles Court Baltimore, Maryland 21286 ● 410-823-8000 ● 1-800-686-3883 ● Fax: 410-296-4815 ● www.stegman.com

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